Exhibit 99(a)(5)(L)

Pierre,

As we discussed in our meeting, IBM considers ILOG's optimization technology a key asset in this coming acquisition.  ILOG's technical and market leadership in optimization are well known and respected worldwide, including inside IBM.  We look forward to working closely with ILOG's customers and partners to extend the benefits brought by this technology to a larger market.

I have alerted our legal and corporate development teams of your request to include this statement in external communications.  They advise that there are specific requirements for public disclosure, given the status of our transaction.  They will work with your legal advisors to implement the proper filings and other requirements.  You may contact Archie Colburn or Neil Abrams at IBM if you have questions.

Steve Mills
Senior Vice President and Group Executive
IBM Software Group
914-766-1400
Fax: 914-766-1844 (8/826)

Forward-looking Statements

The French Offer and the U.S. Offer (together the “Offers”) are not being made nor will any tender of shares or warrants be accepted from or on behalf of holders in any jurisdiction in which the making of the Offers or the acceptance of any tender of shares or warrants therein would not be made in compliance with the laws of such jurisdiction.

This document contains forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG S.A. resulting from and following the Offers and the successful completion of the transaction. These statements reflect IBM’s, CITLOI S.A.S.’s and ILOG S.A.’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM, CITLOI S.A.S. and ILOG S.A. shall be under no obligation to (and expressly disclaim any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Additional Information

The Offers, which have not yet commenced, will be made for the outstanding shares and warrants of ILOG S.A. This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares or warrants. The solicitation and the offer to buy the shares and warrants will be made only pursuant to an offer to purchase and related materials that IBM and its subsidiary, CITLOI S.A.S., have filed with the AMF (in particular the Note d’Information) and intend to file with the U.S. Securities and Exchange Commission (the “SEC”) (on Schedule TO). ILOG S.A. also has filed with the AMF a Note en Réponse with respect to the French Offer and intends to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the U.S. Offer.

ILOG shareholders and warrant holders and other investors should read carefully the Tender Offer Statement on Schedule TO that will be filed and the Note d’Information that has been filed by CITLOI S.A.S. and the Schedule 14D-9 that will be filed and the Note en Réponse that has been filed by ILOG S.A. because these documents contain important information, including the terms and conditions of the tender offer. ILOG shareholders and warrant holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org) or with the SEC from the SEC’s website (www.sec.gov), in both cases without charge. Such materials filed by IBM and CITLOI S.A.S., and ILOG S.A. will also be available for free at IBM’s web site (www.ibm.com), and at ILOG S.A.’s web site (www.ilog.com), respectively.

ILOG shareholders and warrant holders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.